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                                  EXHIBIT 10.4

                                 FIRST AMENDMENT
                                     TO THE
                             WATTS INDUSTRIES, INC.
                             1996 STOCK OPTION PLAN

     WHEREAS, Watts Industries, Inc. ("Watts") has previously adopted the Watts Industries, Inc. 1996 Stock Option Plan (the "Plan"); and

     WHEREAS, pursuant to Section 10 of the Plan, the Watts Board of Directors has the authority to amend the Plan, and the Watts Board of Directors desires to amend the Plan to provide for the annual, automatic grant of options to non-employee members of the Watts Board of Directors under the Plan.

     NOW, THEREFORE, the Watts Board of Directors hereby amends the Plan as follows:

     1. Section 1 of the Plan is hereby amended by deleting the phrase "incentive for officers and other employees" appearing in the first sentence thereof and replacing it with the phrase "incentive for directors, officers and other employees".

     2. Section 4(a) of the Plan is hereby amended by adding the following sentence at the end thereof:

     "In addition, to the extent provided in Section 6A hereof, options may be granted or issued to members of the Board of Directors of the Company who are not officers or employees of the Company or its Subsidiaries."

     3. The Plan is hereby further amended by adding the following Section 6A between Section 6 and Section 7 of the Plan:

     "6A  GRANT OF OPTIONS TO NON-EMPLOYEE DIRECTORS

          (a) AUTOMATIC GRANT OF OPTIONS. On each of November 1, 2001, and November 1, 2002, each member of the Board of Directors of the Company who is not an officer or employee of the Company or any of its Subsidiaries and who is duly elected and serving as a Director of the Company on such date shall, without any further action by the Board of Directors, automatically be granted on such date a Nonqualified Option to acquire 3,094 shares of Common Stock. All Options granted under this Section 6A shall be immediately vested and exercisable in full upon grant.

          (b) EXERCISE PRICE. The exercise price per share for the Common Stock covered by an Option granted under this Section 6A shall be equal to $10.583.

          (c) PERIOD OF OPTION. In no event shall any Option granted under this Section 6A be exercisable after the earlier of (i) the date ten years after the date such Option is granted or (ii) the date on which the Director to whom such Option was granted ceases for any reason to serve as a Director of the Company;

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     provided, however, that in the event that a Director ceases to serve as a result of disability or death, the Director or his or her personal representative may exercise any outstanding Options not theretofore exercised, to the extent exercisable on the date of such disability or death, during the 90-day period following such disability or death."

     4. Section 7(a) of the Plan is hereby amended by deleting the phrase "an appropriate and proportionate adjustment shall be made in the number and kind of shares subject to the Plan, and" appearing in the first sentence thereof and replacing it with the phrase "an appropriate and proportionate adjustment shall be made in the number and kind of shares subject to the Plan, in the number and kind of shares subject to options that are to be automatically granted to non-employee directors under Section 6A hereof, and".

     5.   This Amendment shall be effective as of October 1, 2001.

     6. Except as specifically amended hereby, the Plan shall continue in full force and effect.

     IN WITNESS WHEREOF, this Amendment is executed by Watts Industries, Inc. on this 28th day of February, 2003.

                                            WATTS INDUSTRIES, INC.


                                            By: /s/ William C. McCartney
                                            Title: Chief Financial Officer